Exhibit 3.14

Delaware

The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF FORMATION OF “DARAMIC HOLDING, LLC”, FILED IN THIS OFFICE ON THE EIGHTEENTH DAY OF DECEMBER, A.D. 2009, AT 2:48 O’CLOCK P.M.

/s/ Jeffrey W. Bullock
Jeffrey W. Bullock, Secretary of State
AUTHENTICATION: 7713326
DATE: 12-21-09

[SEAL]

4767868     8100

091117407

You may verify this certificate online
at corp.delaware.gov/authver.shtml

State of Delaware
Secretary of State
Division of Corporations
Delivered 02:48 PM 12/18/2009
FILED 02:48 PM 12/18/2009
SRV 091117407 — 4767868 FILE

STATE OF DELAWARE
LIMITED LIABILITY COMPANY
CERTIFICATE OF FORMATION
OF
DARAMIC HOLDING, LLC

First:  The name of the limited liability company is Daramic Holding, LLC (the “LLC”).

Second:  The name and address of the registered agent for service of process on the LLC in the State of Delaware is Corporation Services Company, 2711 Centerville Road, Suite 400, Wilmington, DE 19808, in the County of New Castle.

Third:  The purpose of the LLC is to engage in any lawful business, purpose or activity for which limited liability companies may be organized under the Limited Liability Company Act of the State of Delaware.

Fourth:  The duration of the LLC is perpetual.

Fifth:  This Certificate of Formation shall be effective as of December 18, 2009.

[Signature appears on the following page.]

In Witness Whereof, the undersigned has executed this Certificate of Formation of Daramic Holding, LLC this 18th day of December, 2009.

/s/ Alba-Justina Secrist
Alba-Justina Secrist, Authorized Person

Drawn by and return to:

Alba-Justina Secrist
Parker Poe Adams & Bernstein LLP
401 South Tryon Street, Suite 3000
Charlotte, NC  28202